Exhibit 8.1

SUBSIDIAIRES OF KANDI TECHNOLOGIES GROUP, INC.

Name	Place of Incorporation
Continental Development Limited	Hong Kong, Special Administrative Region of the People’s Republic of China
Rawrr, Inc.	California, USA
Kandi Electric Innovation, Inc.	Nevada, USA
Zhejiang Kandi Technologies Group Co., Ltd.	The People’s Republic of China
China Battery Exchange Technology Co., Ltd.	The People’s Republic of China
Jinhua Kandi YunGongMao Co., Ltd. (f/k/a Jinhua Kandi New Energy Vehicle Co., Ltd.)	The People’s Republic of China
Kandi Electric Vehicles (Hainan) Co., Ltd.	The People’s Republic of China
Hainan Kandi Holding New Energy Technology Co., Ltd.	The People’s Republic of China
Zhejiang Kandi Smart Battery Swap Technology Co., Ltd.	The People’s Republic of China
Yongkang Scrou Electric Co, Ltd.	The People’s Republic of China
Jiangxi Province Huiyi New Energy Co., Ltd.	The People’s Republic of China
Zhejiang Kandi Qinglang Technology Co., Ltd.	The People’s Republic of China
Kandi Ruiyan Technology (Hangzhou) Co., Ltd.	The People’s Republic of China
Zhejiang Kandi Supply Chain Management Co., Ltd.	The People’s Republic of China
Hangzhou LiaoWangTa Technology Co., Ltd.	The People’s Republic of China
SC Autosports, LLC (d/b/a: Kandi America)	Texas, USA
Kandi America Investment, LLC.	Texas, USA
Kandi Technologies Canada Inc.	Canada